EXHIBIT 10.2

first amendment
TO THE
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
RETIREMENT SAVINGS PLAN
(AMENDED AND RESTATED EFFECTIVE AS OF JUNE 27, 2000)

Harman International Industries, Incorporated, a Delaware corporation, pursuant to authorization by its Board of Directors, adopts the following amendments to the Harman International Industries, Incorporated Retirement Savings Plan (the “Plan”).

1.         Subsection (h) of Section 1.1 of the Plan (“Definitions”) is amended in its entirety to read as follows:

Committee” shall mean the Administrative Committee appointed pursuant to Article VIII of the Plan, which shall be the “named fiduciary” with respect to the administration of the Plan for purposes of Section 402 of ERISA.

Article I of the Plan (“Definitions”) is amended by the addition of the following defined terms:

Company Stock Fund” shall mean the investment fund established under Section 4.7 of the Plan, the assets of which consist primarily of shares of common stock of Harman International Industries, Incorporated.

“Investment Committee” shall mean the Harman International Industries, Incorporated Investment Committee appointed by the Board of Directors of Harman International Industries, Incorporated, which shall be the “named fiduciary” with respect to the management of the assets of the Plan other than the Company Stock Fund for purposes of Section 402 of ERISA.

3.         Section 4.7 of the Plan (“Investment Directions”) is amended in its entirety to read as follows:

The Fund shall consist of (i) the Company Stock Fund and (ii) such other investment funds as may be established by the Funding Agent under the Funding Instrument at the direction of the Investment Committee.  The Company Stock Fund shall be maintained by the Funding Agent notwithstanding any other applicable fiduciary standard relating to (i) the diversification of Fund assets, (ii) the speculative nature of Fund investments, (iii) the lack or inadequacy of income provided by Fund assets, or (iv) the fluctuation in the fair market value of Fund assets.  Notwithstanding any provision in the Plan to the contrary, neither the Committee nor the Investment Committee shall have any authority, responsibility, discretion or control over, or with respect to, the Company Stock Fund.  Amounts contributed or accepted pursuant to the Plan will be invested and re-invested in the separate investment funds in accordance with the elections of Participants or their Beneficiaries.  Neither the Employer nor any Plan fiduciary shall be liable for any losses which are the direct and necessary result of investment instructions given by such Participants or Beneficiaries.

  The Plan is designed to satisfy the requirements of Section 404(c) of ERISA and the regulations under that section.  Each Participant or Beneficiary will direct the investment and reinvestment of the amounts in and/or subsequently contributed or transferred to the Plan on his behalf among the available investment funds.  Investment (and re-investment) directions may be given at least once during any calendar quarter and in such manner, at such times and subject to such conditions as may be prescribed by the Committee (or its designee).  In addition, the Investment Committee will designate a default investment option for the Accounts of a Participant or Beneficiary who fails to provide explicit investment directions and will advise Participants and Beneficiaries that their failure to provide explicit investment directions will operate as an implicit direction to invest their accounts in such default investment fund.

  The Investment Committee shall establish and carry out a funding policy and method for the Plan, consistent with the objectives of the Plan and the requirements of Title I of ERISA, which shall be communicated to the Funding Agent.  The powers and duties of the Investment Committee shall include, without limitation, entering into a written agreement or agreements with one or more Investment Managers (as defined by Department of Labor Regulations), advising the Funding Agent with respect to investment of the Fund and managing (including the power to acquire or dispose of) any assets of the Plan.

Subsection (h) of Section 8.3 of the Plan (“Rights and Duties”) is deleted from the Plan.

Section 8.4 of the Plan (“Funding Policy and Method”) is deleted from the Plan.

Subsection (a) of Section 8.8 of the Plan (“Allocation and Delegation of Fiduciary Responsibilities”) is amended in its entirety to read as follows:

The Employer shall appoint the Committee, the Investment Committee and the Funding Agent, but shall not otherwise be responsible in any way for the operation and administration of the Plan.

The first sentence of Section 8.9 of the Plan (“Indemnification”) is amended in its entirety to read as follows:

To the fullest extent permitted by the laws of the State of Delaware and ERISA, the Employer shall indemnify and hold harmless the Board of Directors, the Committee, the Investment Committee, and each member of such committees, and any other Employee to whom any fiduciary responsibility with respect to the Plan is allocated or delegated.

The foregoing amendments shall be effective as of the date this First Amendment is executed.

Executed at Northridge, California, this 8th day of November, 2002.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

                       By:   /s/ Frank Meredith
                        Name:  Frank Meredith
                      Title:  Chief Financial Officer